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               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            FORM 8-K
                         CURRENT REPORT


             PURSUANT TO SECTION 13 OR 15(D) OF THE
                SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported):
                       DECEMBER 22, 1994


                         BAYBANKS, INC.
     (Exact name of registrant as specified in its charter)



         MASSACHUSETTS              0-959               04-2008039
 (State or other jurisdiction   (Commission File      (IRS Employer
      of incorporation)             Number)         Identification No.)



              175 FEDERAL STREET, BOSTON, MASSACHUSETTS  02110
           (Address of principal executive offices and zip code)


            Registrant's telephone number, including area code:
                               (617) 482-1040









                        Exhibit Index appears on page 5

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ITEM 5.  OTHER EVENTS.
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        On December 22, 1994, BayBanks, Inc. ("BayBanks") and NFS Financial
Corp. ("NFS") entered into an Acquisition Agreement (the "Acquisition Agreement") pursuant to which BayBanks will acquire NFS (the "Acquisition") for a combination of cash and BayBanks' common stock, par value $2.00 per share ("BayBanks Stock"). NFS is the New Hampshire-based holding company of NFS Savings Bank, FSB of Nashua and Plaistow Co-operative Bank, FSB of Plaistow, N.H. The Acquisition will be effected through a merger of a wholly owned subsidiary of BayBanks with and into NFS, as a result of which NFS will become a wholly owned subsidiary of BayBanks and will operate under the BayBanks name.

        In accordance with the terms of the Acquisition Agreement, each issued and outstanding share of NFS common stock, par value $.01 per share ("NFS Stock"), other than shares as to which dissenters' appraisal rights have been exercised, will be converted into the right to receive (a) $20.15 in cash and
(b) 0.2038 of a share of BayBanks Stock, subject to adjustment as described below. In the event that the Acquisition is consummated after September 1, 1995 and NFS's shareholders have approved the Acquisition Agreement prior to such time, the cash amount payable for each issued and outstanding share of NFS Stock will be increased by $.005 per day from and including September 1, 1995 until consummation of the Acquisition.

        Under the Acquisition Agreement, if as of the closing date of the Acquisition the market value of BayBanks Stock (determined in accordance with the Acquisition Agreement) is less than $43.50 per share, NFS has the right to terminate the Acquisition Agreement, unless BayBanks agrees to increase the per share payment for NFS Stock to an aggregate $29.00 per share. The increase in the per share payment can be through an increase in the cash or BayBanks Stock portion of the payment, or alternatively, BayBanks may elect to pay all cash at $29.00 per share. If as of the closing date of the Acquisition the market value of BayBanks Stock is greater than $63.00 per share, the BayBanks Stock portion of the per share consideration to be paid for NFS Stock will be reduced so that the sum of the cash and market value of the BayBanks Stock to be paid for the NFS Stock equals $33.00. Under the Acquisition Agreement, the market value of BayBanks Stock as of any day is equal to the average of the closing sale price of BayBanks Stock, as reported on the Nasdaq National Market on each of the ten trading days immediately preceding the second business day prior to such day.

        The Acquisition Agreement also provides that NFS employee stock options to acquire up to 204,286 shares of NFS Stock that are outstanding at the time of the Acquisition will be converted into options to acquire BayBanks Stock based upon the value of the per share consideration to be received by the holders of NFS Stock.

        Immediately upon the execution of the Acquisition Agreement, BayBanks and NFS entered into an Option Agreement (the "Option Agreement") pursuant to which NFS granted to BayBanks an option (the "Option") to purchase at a price of $21.50 per share up to 274,266 shares of newly issued NFS Stock, or 9.9% of the outstanding shares of NFS Stock. The Option is exercisable upon the occurrence of certain events that create the potential for a third party to acquire NFS.
If the Option becomes exercisable, BayBanks or any permitted transferee of BayBanks may under certain circumstances require NFS to repurchase the Option (in lieu of its exercise) for a formula price that under no circumstances shall exceed $4.5 million.


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        Completion of the Acquisition is subject to certain conditions, including (a) approval by the shareholders of NFS, (b) approval by all requisite regulatory authorities, and (c) other closing conditions customary in a transaction of this type. The Acquisition Agreement is subject to termination under certain circumstances, including if the Acquisition is not consummated on or before December 31, 1995. Under certain circumstances related to termination of the Acquisition Agreement, NFS is required to pay BayBanks a termination fee of $900,000.

        Directors and executive officers of NFS having the right to vote in the aggregate 129,551 shares of NFS Stock, or approximately 4.7% of the presently outstanding NFS Stock, have agreed to vote their shares in favor of approval of the Acquisition and against any other acquisition proposal.

        The Acquisition Agreement and Option Agreement are attached hereto as exhibits and incorporated herein by reference. The foregoing summary of such exhibits is qualified in its entirety by reference to the complete text of such exhibits.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
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     (c)   Exhibits:
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Exhibit
   No.                                Description
- -------                               -----------

2(a) Acquisition Agreement By and Between BayBanks, Inc. and NFS Financial Corp. dated December 22, 1994.

2(b)        Option Agreement between BayBanks, Inc. and NFS Financial Corp.
            dated December 22, 1994.





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                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    BAYBANKS, INC.



Date:  December 30, 1994            By:  /s/ Michael W. Vasily
                                        --------------------------------------
                                         Michael W. Vasily
                                         Executive Vice President and Treasurer








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                                 EXHIBIT INDEX

EXHIBIT
   NO.                             DESCRIPTION
- -------                            -----------

  2(a) Acquisition Agreement by and between BayBanks, Inc. and NFS Financial Corp. dated December 22, 1994.


  2(b) Option Agreement between BayBanks, Inc. and NFS Financial Corp. dated December 22, 1994.







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